        Exhibit 99.1
Autodesk announces appointment of two independent directors

Jeff Epstein and Christie Simons to join Board at the 2025 Annual Meeting

Autodesk and Starboard Enter into Cooperation Agreement

SAN FRANCISCO, April 24, 2025 – Autodesk, Inc. (NASDAQ: ADSK) today announced that it will appoint Jeff Epstein and Christie Simons to its Board of Directors (the “Board”) in connection with a cooperation agreement with Starboard Value LP (“Starboard”). Epstein and Simons will serve as non-voting observers on the Board until Autodesk’s 2025 Annual Meeting of Stockholders on June 18, 2025 (the “Annual Meeting”), at which point they will become full voting members upon their appointment to the Board. Following the Annual Meeting, the Autodesk Board will be comprised of 12 directors, 11 of whom are independent.

“Jeff and Christie are both exceptional leaders who bring a wealth of technology, finance and audit expertise,” said Stacy J. Smith, Chairman of the Autodesk Board of Directors. “Jeff’s proven leadership and oversight of financial operations and extensive public board service, coupled with Christie’s deep experience advising global technology companies, will further strengthen the skillset of our Board. Their insights will be valuable as we continue to execute our industry cloud, platform, and AI strategies to deliver strong business performance and create shareholder value. We are pleased to add Jeff and Christie as part of our ongoing board enhancement and to have reached a constructive agreement with Starboard, which we believe is in the best interest of Autodesk shareholders.”

“We invested in Autodesk based on our belief that it is a pioneer in design software with an opportunity to improve profitability and create significant value. We appreciate the constructive dialogue we have had with the Board and management team, and we are excited about the appointment of Jeff and Christie to the Board,” said Jeff Smith, Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard. “Jeff and Christie will bring valuable perspectives to Autodesk’s Board, helping oversee the Company’s strategy to drive enhanced profitability. We look forward to our continued engagement with Autodesk’s Board and management team towards our collective goal of long-term shareholder value creation.”

Autodesk and Starboard have entered into an Information Sharing and Discussion Agreement to facilitate ongoing collaboration towards the goal of driving sustainable value creation for all shareholders.

In addition to the Board appointments, as part of the cooperation agreement, Starboard will withdraw its director nominees and has agreed to customary standstill, voting and other provisions. The full agreement will be filed as an exhibit to a Form 8-K with the U.S. Securities and Exchange Commission.

Jeff Epstein is an Operating Partner and Head of Corporate Development at Bessemer Venture Partners, where he leads the CFO Council and advises portfolio companies across Bessemer’s $20 billion portfolio on finance and strategy. He is the former EVP and CFO of Oracle, where he led global finance for one of the world's largest and most profitable technology companies, with a market value of over $150 billion. Jeff previously served as CFO of several public and private companies, including DoubleClick and Nielsen’s Media Measurement and Information Group, where he scaled finance operations and guided both companies through major transformations and transactions. Jeff currently serves on the boards of Twilio, where he has served as Chair since 2024, Okta, AvePoint and Couchbase. He previously served on the boards of Shutterstock and Poshmark, as well as Booking Holdings, where during his tenure the company grew from $1 billion to $80 billion in market value. Jeff holds a bachelor’s degree from Yale University and a Master of Business Administration from Stanford University’s Graduate School of Business.

Christie Simons has over 30 years of experience serving global technology clients, with significant audit expertise. She spent two decades as a Senior Partner at Deloitte, where she held several key leadership

        Exhibit 99.1
roles, including leading Deloitte’s Global Semiconductor Center of Excellence, overseeing the U.S. Technology, Media & Telecommunications (TMT) Audit & Assurance practice, building the Emerging Growth Company practice in San Francisco and heading the Global Offerings Services group in Taiwan. Christie currently serves on the Board of Directors at Micron Technology and has served as Chair of the California Society of CPAs and as an Audit Committee member for the American Leadership Forum in Silicon Valley. She has also held board positions with the Association for Corporate Growth and Watermark, the executive women’s organization. Christie holds a bachelor’s degree in international business and finance from the University of Boulder Colorado’s Leeds School of Business.

About Autodesk

The world's designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk's Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

CONTACTS:

Autodesk:
Investors, Simon Mays-Smith, 415-746-0137, simon.mays-smith@autodesk.com;
Press, Renée Francis, 628-888-4599, renee.francis@autodesk.com, FGS Global: John Christiansen/Jared Levy/Warren Rizzi, Autodesk@FGSGlobal.com

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